7226 Lee DeForest Dr.
Suite 104
Company Contact:	Columbia, MD 20146
TSS, Inc.
Maura McNerney, Chief Financial Officer
Phone: (410) 423-7300

TSS, Inc. Appoints Martin T. Olsen as Executive Vice President, Sales and Marketing

COLUMBIA, MD – January 13, 2014 – TSS, Inc. (Other OTC: TSSI), a mission critical data center and technology services company, announced today that it has appointed Martin T. Olsen as Executive Vice President, Sales and Marketing effective January 14, 2014. Mr. Olsen will lead all sales and marketing strategies to drive growth and further market penetration globally as well as oversee business development efforts to diversify channels and expand new revenue streams. Mr. Olsen will report directly to Anthony Angelini, President and Chief Executive Officer of TSS.

Mr. Olsen was previously Vice President, Global Sales and Marketing of Active Power, Inc., a manufacturer of uninterruptible power systems and modular infrastructure solutions for data centers and other business operations where system up time is considered mission critical. Prior to joining Active Power in 2007, Mr. Olsen held various leadership positions with Wright Line LLC and APC by Schneider Electric in Denmark, Munich, Singapore and the United States.

“I am excited to have Martin join our team and lead our sales and marketing efforts. He has a proven track record of success, is a holder of three U.S. patents, and has over 15 years of experience in mission-critical data center and infrastructure systems sales, marketing, development and strategy. He will further our position as a trusted single source provider to the mission critical data center industry,” said Anthony Angelini.

“TSS has a broad and deep offering with a very attractive value proposition, along with a marquee base of customers. Joining TSS is very exciting and I am pleased to become part of a strong management team focused on growth and execution,” said Mr. Olsen.

In connection with his appointment, Mr. Olsen received 250,000 restricted shares of TSS common stock and a stock option to purchase 200,000 shares of TSS common stock. The restricted shares will vest in installments as follows: 25,000 shares will vest on February 14, 2014, 125,000 shares will vest on January 14, 2015, and 100,000 shares will vest on January 14, 2016. All unvested shares of restricted stock will vest upon a change in control of TSS, and 150,000 shares of restricted stock will vest in certain instances upon the termination of Mr. Olsen’s employment. The exercise price per share for the stock option is equal to the average of the high and low bid prices for TSS common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. The stock option will vest in installments as follows: 100,000 shares will vest when the fair market value of TSS common stock is at least $2.00 for 20 consecutive business days, and 100,000 shares will vest when the fair market value of TSS common stock is at least $3.00 for 20 consecutive business days. All of the independent directors of TSS approved these equity grants, which were not made under any compensation plan approved by the stockholders of TSS.

About TSS, Inc.

TSS is a trusted single source provider of mission-critical planning, design, system integration, deployment, maintenance and evolution of data center facilities and information infrastructure. TSS specializes in customizable end to end solutions powered by industry experts and innovative services that include technology consulting, engineering, design, construction, operations, facilities management, technology system installation and integration, as well as maintenance for traditional and modular data centers. TSS is headquartered in Columbia, Md. For more information contact us at www.totalsitesolutions.com or call 888-321-4877.

Forward Looking Statements

This press release may contain "forward-looking statements" — that is, statements related to future — not past — events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations or maintain sufficient availability under our revolving credit facility; risks relating to the acquisition of businesses; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.